Exhibit (b)

EXECUTION VERSION

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	RBC CAPITAL MARKETS 3 World Financial Center 200 Vesey Street, 9th Floor New York, NY 10281-8098

July 11, 2011

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

Attention:	Robert P. Fishman, Senior Vice President
and Chief Financial Officer

Project Ranger

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), J.P. Morgan Securities LLC (“JPMorgan”), Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), RBC Capital Markets1 (“RBCCM”) (“RBCCM” and, together with BofA, Merrill, Morgan Stanley, JPMorgan and JPMorgan Chase Bank, the “Commitment Parties”, “us” or “we”) that NCR Corporation, a Maryland corporation (“you” or the “Borrower”), intends to acquire, through a merger with a newly formed subsidiary, Radiant Systems, Inc. (the “Target”) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

In connection with the Transactions, (a) JPMorgan Chase Bank is pleased to advise you of its several commitment to provide 25% of the aggregate amount of the Credit Facilities, (b) BofA is pleased to advise you of its several commitment to provide 25% of the aggregate amount of the Credit Facilities, (c) Morgan Stanley is pleased to advise you of its several commitment to provide 25% of the aggregate amount of the Credit Facilities, and (d) RBCCM is pleased to advise you of its several commitment to provide 25% of the aggregate amount of the Credit Facilities, in each case, upon the terms and conditions set forth in this letter and Exhibits B and C hereto (collectively, the “Term Sheets”).

It is agreed that JPMorgan, Merrill, Morgan Stanley and RBCCM will act as joint lead arrangers and joint bookrunners for the Credit Facilities (in such capacities, the “Lead Arrangers”), that Merrill, Morgan Stanley and RBCCM will act as joint syndication agents for the Credit Facilities, and that JPMorgan Chase Bank will act as sole administrative agent and sole collateral agent for the Credit Facilities. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners,

[1]	RBC Capital Markets is the brand name for the capital markets activities of the Royal Bank of Canada.

co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and the Lead Arrangers shall so reasonably agree. It is agreed that JPMorgan shall have “lead-left” placement on all marketing and other documentation used in connection with the Credit Facilities.

We intend to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with JPMorgan Chase Bank, BofA, Morgan Stanley and RBCCM, the “Lenders”). The Commitment Parties intend to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties until the earlier of (i) 90 days after the Closing Date and (ii) our completion of a Successful Syndication (as defined in the Facilities Fee Letter) (the “Syndication Period”). Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders, (C) your preparing and providing to the Commitment Parties not later than the date on which the Tender Offer is commenced (and using commercially reasonable efforts to cause the Target to prepare and provide by such date) all information with respect to the Borrower and its subsidiaries, the Target and its subsidiaries and the Acquisition, including all financial information and the Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities (including the financial statements and pro forma financials referred to in paragraphs 8 and 9 of Exhibit C hereto and the pro forma projections prepared by management of the Borrower, giving effect to the Transactions, of balance sheets, income statements and cash flow statements on a quarterly basis for the period commencing with the third fiscal quarter of 2011 and ending with the fiscal quarter ending December 31, 2012, and on an annual basis commencing with the 2013 fiscal year through the end of the 2015 fiscal year (such pro forma projections, the “Projections”)) and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation and delivery not later than the date on which the Tender Offer is commenced of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed, (E) your using your commercially reasonable efforts to obtain (x) a corporate credit rating for the Borrower and (y) a rating for the Credit Facilities from Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and (F) your using commercially reasonable efforts to ensure that no competing debt financing for you or your subsidiaries or the Target or its subsidiaries is announced, syndicated or offered during the Syndication Period. The Commitment Parties confirm that, prior to the date hereof, you have provided to us (i) the historical financial statements referred to in clause (C) above that would be required to commence the general syndication of the Credit Facilities shortly after the date hereof as well as (ii) initial drafts of the pro forma financial statements and a preliminary draft of the Projections (excluding projected balance sheets) referred to in clause (C) above, finalized versions of which will, in each case, be required to be delivered prior to the date on which the Tender Offer is commenced in order to commence general syndication at such time.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that, in their capacities as arrangers, the Lead Arrangers will have no responsibilities other than to arrange the syndication as set forth herein and in no event shall the

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Commitment Parties be subject to any fiduciary or other implied duties in connection with the Credit Facilities contemplated hereby. It is agreed that neither successful syndication of the Credit Facilities nor the obtaining of the ratings referenced above shall constitute a condition to (i) the Commitment Parties’ obligations hereunder or (ii) the availability of the Credit Facilities on the Closing Date.

At the request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise (following reasonable prior notice and opportunity to review such materials), (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party (including, without limitation, the confidentiality provisions hereof) or of any applicable law.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, the following representations and warranties shall be deemed to be made solely to your actual knowledge) (a) all written and formally presented information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or

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periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would not be true if the Information and Projections were being furnished, and such representations were being made, at such time, you will promptly supplement the Information and the Projections so that such representations would be true under those circumstances. We will, promptly upon completion of our syndication efforts, provide you with written notice thereof. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Facilities Fee Letter and the Administrative Fee Letter, each dated the date hereof and delivered herewith (together, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in this paragraph, in Exhibit C and in Exhibit B under the heading “Initial Conditions”. Notwithstanding anything in this Commitment Letter, the Fee Letters or the Credit Documentation (as defined in Exhibit B) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and your or their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is an express condition to your obligations to close under the Purchase Agreement or you have the right to terminate your obligations under the Purchase Agreement in accordance with the terms thereof as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower in the Credit Documentation, and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in any collateral located in any state of the United States or consisting of uncertificated capital stock of a domestic subsidiary with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in capital stock of a domestic subsidiary with respect to which a lien may be perfected by the delivery of a stock certificate, provided that you have no obligation to certificate capital stock (or any other equity interest) that is permitted by applicable law or charter to be uncertificated and has not heretofore been certificated) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements, and within a timeframe, to be mutually agreed by the Administrative Agent and the Borrower and reflected in the Credit Documentation). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Credit Documentation relating to: (i) corporate existence in the jurisdiction of incorporation; (ii) corporate power and authority to enter into and perform the Credit Documentation and the Transactions; (iii) due authorization, execution and delivery of, and enforceability of, the Credit Documentation; (iv) creation, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence and customary exceptions); (v) no breach or violation of organizational documents and (unless such breach or violation could not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole) material agreements (as reflected in the Borrower’s most recent SEC filings on Forms 10-K and 10-Q) triggered by the Credit Documentation or the Transactions; (vi)

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use of proceeds; (vii) solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; (viii) Federal Reserve margin regulations; and (ix) the Investment Company Act of 1940. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date (other than those set forth in this paragraph) are set forth (i) under the heading “Initial Conditions” in Exhibit B and (ii) in Exhibit C. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the other Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of, or material breach of this Commitment Letter or the Credit Documentation by, such indemnified person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs, to reimburse JPMorgan, the Administrative Agent and their affiliates for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of a single counsel plus local counsel as necessary) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. Notwithstanding the foregoing, you shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed). It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the directors, officers, employees, advisors, and agents of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations set forth in this paragraph.

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party

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and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the Credit Facilities contemplated by this Commitment Letter, regardless of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties in respect of the Credit Facilities contemplated hereby, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in respect of the Credit Facilities contemplated hereby and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the Credit Facilities contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, without the prior written consent of the Commitment Parties except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need to know basis, (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties party thereto), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, and (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities.

Each of the Commitment Parties agrees that it shall use all nonpublic information received by it in connection with the Acquisition and the other Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by

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law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and agreement (including by a “click through”) by such Lender or prospective Lender or participant or prospective participant to be bound by the terms of this paragraph (or language substantially similar to this paragraph). The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Target Material Adverse Effect”, and whether a Target Material Adverse Effect shall have occurred, shall be construed in accordance with the laws of the State of Georgia without regard to conflict of law principles that would result in the application of the laws of another jurisdiction.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive

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trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law on March 9, 2006) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under the provisions of this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Credit Facilities (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded by your obligations under any corresponding provisions of the Credit Documentation upon the initial funding thereunder to the extent, but only to the extent, that such corresponding provisions apply in favor of the same parties, are of comparable scope and provide no less favorable benefits and rights than such provisions hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 8:00 p.m., New York City time, on July 11, 2011. This offer and our agreements and commitments hereunder will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided that any such termination shall not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter. “Expiration Date” means the earlier of (i) December 31, 2011, (ii) the closing of the Acquisition without the use of the Credit Facilities and (iii) the termination of the Purchase Agreement in accordance with the terms thereof prior to closing of the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ John A. Horst
	Name:	John A. Horst
	Title:	Credit Executive

J.P. MORGAN SECURITIES LLC

By:	/s/ Dan Alster
	Name:	Dan Alster
	Title:	Executive Director

Commitment Letter

BANK OF AMERICA, N.A.

By:	/s/ William A. Bowen, Jr.
	Name:	William A. Bowen, Jr.
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ William A. Bowen, Jr.
	Name:	William A. Bowen, Jr.
	Title:	Managing Director

Commitment Letter

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
	Name:	Andrew W. Earls
	Title:	Vice President

Commitment Letter

ROYAL BANK OF CANADA

By:	/s/ Miguel Roman
	Name:	Miguel Roman
	Title:	Managing Director

Commitment Letter

Accepted and agreed to

as of the date first written above:

NCR CORPORATION

By:	/s/ Robert Fishman
	Name:	Robert Fishman
	Title:	Sr. Vice President and CFO

Commitment Letter

EXHIBIT A

PROJECT RANGER

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

NCR Corporation (the “Borrower”) intends to acquire (the “Acquisition”) all the outstanding equity interests of Radiant Systems, Inc. (the “Target”) through a tender offer and merger transaction involving a newly formed subsidiary of the Borrower (“Merger Sub”) to be effected pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”) among the Target, Merger Sub, and the Borrower. In connection therewith, it is intended that:

(a) The Borrower will obtain senior secured credit facilities (the “Credit Facilities”) in an aggregate amount of $1,400,000,000 comprised of (i) a $700,000,000 term loan facility and (ii) a $700,000,000 revolving credit facility, each as described in Exhibit B.

(b) Pursuant to, and subject to the conditions set forth in, the Purchase Agreement, the Merger Sub will make a cash tender offer (the “Tender Offer”) to acquire any and all outstanding shares of common stock of the Target, and will consummate the Tender Offer only if it acquires in the Tender Offer a percentage of outstanding shares of common stock of the Target (calculated on a fully-diluted basis) sufficient to approve, without the vote of any other stockholder, the merger of the Target into the Merger Sub (the “Merger”). If it would permit the Merger to be effected as a short form merger, the Merger Sub may purchase, pursuant to a “top-up” share purchase option (the “Option”) granted by the Target to the Merger Sub in the Purchase Agreement, shares that, along with the shares accepted in the Tender Offer, will constitute a percentage of the outstanding shares of common stock of the Target permitting the Merger Sub to effect the Merger without the necessity of any approval by, or the prior furnishing of any proxy materials or information statement to, the holders of the common stock of the Target.

(c) Pursuant to, and subject to the conditions set forth in, the Purchase Agreement, upon consummation of the Tender Offer, either (i) the Merger Sub will exercise the Option to purchase that number of shares of common stock sufficient to permit the Merger to be consummated as a short form merger without the necessity of any meeting of, or furnishing of any proxy materials or information statement to, the holders of the common stock of the Target, or (ii) the Borrower will cause Target to convene and hold a meeting of its shareholders to approve the Merger, and will consummate the Merger promptly after such approval has been obtained at such meeting.

(d) In the case of clause (c)(i) above, the full amount of the Term Loan Facility and up to $400,000,000 of the Revolving Facility will be applied on the Closing Date (i) to refinance certain existing indebtedness of the Borrower and the Target, (ii) to pay the cash consideration for the Acquisition and (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

(e) In the case of clause (c)(ii) above, proceeds of the Term Loan Facility and, once the Term Facility has been fully drawn, proceeds of the Revolving Facility will be applied on the Closing Date (i) to refinance certain existing indebtedness of the Borrower and the Target, (ii) to pay the cash consideration for the shares of common stock of the Target acquired in the Tender Offer, excluding any shares tendered by guaranteed delivery, and (iii) to pay applicable Transaction Costs. The full undrawn amount of the Term Loan Facility not drawn upon consummation of the Tender Offer and such additional amounts as may be required to be drawn under the Revolving Facility will be applied on the date the Merger is consummated (such date, the “Merger Date”) (i) to pay the cash consideration for the outstanding shares of common stock of the Target not purchased on the Closing Date and (ii) to pay any additional Transaction Costs.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Credit Facilities.

EXHIBIT B

PROJECT RANGER

$1,400,000,000 Senior Secured Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C attached thereto.

Borrower:	NCR Corporation (the “Borrower”). A foreign subsidiary of the Borrower may act as a co-borrower in respect of the Term Loan Facility under arrangements mutually satisfactory to the Borrower and the Lead Arrangers.

Guarantors:	Each of the Borrower’s direct and indirect, existing and future subsidiaries (excluding (i) foreign subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner) and (iii) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation from guaranteeing the Credit Facilities or which would require governmental consent, approval, license or authorization to do so) (the “Guarantors”; the Borrowers and the Guarantors, collectively, the “Loan Parties”). Notwithstanding the foregoing, the Target and its subsidiaries shall not become Guarantors until the consummation of the Merger on the Merger Date.

Joint Lead Arrangers:	J.P. Morgan Securities LLC (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and RBC Capital Markets (“RBCCM”) (collectively, the “Lead Arrangers”).

Joint Bookrunners:	JPMorgan, Merrill, Morgan Stanley and RBCCM (collectively, the “Joint Bookrunners”).

Joint Syndication Agents:	Merrill, Morgan Stanley and RBCCM.

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Collateral Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Collateral Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

Term Loan Facility

Type and Amount:	A five-year term loan facility (the “Term Loan Facility”) in the amount of $700,000,000 (the loans thereunder, the “Term Loans”).

Maturity and Amortization:	The Term Loans will mature on the date that is five years after the Closing Date (such date, the “Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments, beginning on a payment date that is at least 18 months after the Closing Date, in aggregate annual amounts equal to 5% of the original amount of the Term Loans in year two after the Closing Date, 10% in year three after the Closing Date, 10% in year four after the Closing Date and the balance of the Term Loans in year five after the Closing Date.

Availability:	If the Merger is consummated substantially contemporaneously with the consummation of the Tender Offer, then the Term Loans shall be made in a single drawing on the Closing Date. If the Merger is not consummated substantially contemporaneously with the consummation of the Tender Offer, then (x) the full amount of the Term Loans, or such lesser amount as is sufficient to purchase the shares of common stock of the Target acquired by the Borrower in the Tender Offer and pay Transaction Costs shall be made in a drawing on the Closing Date and (y) any remaining undrawn amount of the Term Loans shall be made in a drawing on or before the Merger Date (but in any event not later than 90 days following the Closing Date, at which point the Term Loan commitments will expire) and used to pay the consideration for shares of common stock of the Target acquired in the Merger. If any drawing of Term Loans contemplated by clause (y) above occurs prior to the Merger Date, the Borrower will hold the proceeds thereof in an account with the Administrative Agent or one or more of the Joint Bookrunners where such proceeds will be temporarily invested in cash equivalents pending consummation of the Merger. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans will be used on the Closing Date or the Merger Date, as applicable, to pay the cash consideration for the Acquisition, pay Transaction Costs and refinance outstanding indebtedness of the Borrower and the Target.

Revolving Facility

Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $700,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Availability and Maturity:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (such date, the “Revolving Termination Date”). The Revolving Commitments will expire, and the Revolving Loans will mature, on the Revolving Termination Date.

Up to $400,000,000 of the proceeds of Revolving Loans may be used on the Closing Date, if the Term Loans have been fully drawn, to finance, in part, the Transactions.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be determined shall be available for the issuance or continuance of letters of credit (the “Letters of Credit”) by the Administrative Agent or other Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date unless cash collateral is provided on or before the fifth business day prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

The letters of credit issued under the Borrower’s existing bank credit agreement will remain outstanding and will be deemed issued under the Revolving Facility.

Swingline Loans:	A portion of the Revolving Facility not in excess of an amount to be determined shall be available for swingline loans (the “Swingline Loans”) to be made to the Borrower by the Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. The Lenders under the Revolving Facility shall be irrevocably and unconditionally required to purchase and fund, under certain circumstances, participations in each Swingline Loan on a pro rata basis.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used (a) to finance in part, the Transactions
(including to pay the consideration for shares acquired in the Merger if it occurs after the
Closing Date) and (b) on and after the Closing Date, for working capital and general corporate purposes of the Borrower and its subsidiaries, including to finance acquisitions.

Incremental Facility:	The Credit Documentation will permit the Borrower to add, from time to time, one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Commitment” and, together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount of up to $250,000,000; and provided, further, that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default under the Credit Facilities exists or would exist after giving effect thereto, (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), the Borrower is in compliance with the financial covenants in the Credit Documentation, (iv) the representations and warranties in the Credit Documentation shall be true and correct immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (v) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, of the Term Loan Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margin with respect to the existing Term Loan Facility is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50%, (vii) any such Incremental Facility shall be secured by the Collateral on a pari passu basis with the Credit Facilities and (viii) any Incremental Revolving Facility shall be on the same terms and conditions applicable to the Revolving Facility and any Incremental Term Facility shall be on the same terms and conditions applicable to the Term Loan Facility (with the exception of (x) the differing terms and conditions permitted by clause (v) or (vi) above and (y) such other differing terms and conditions as shall be reasonably satisfactory to the
Administrative Agent). The proceeds of the Incremental Facilities shall be used for general corporate purposes of the Borrower and its subsidiaries. Notwithstanding anything to the contrary above, it is understood and agreed that the Borrower shall be able to seek commitments in respect of the Incremental Facilities from existing Lenders as well as from additional banks, financial institutions and other lenders or investors and may pay upfront fees in respect of such commitments (subject, to the extent applicable, to the proviso in clause (vi)
above).

Fees and Interest Rates:	As set forth on Annex I hereto.

Voluntary Prepayments and Commitment Reductions:	Loans may be prepaid and Revolving Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon customary prior notice, subject to payment of “breakage costs” in connection with any prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Voluntary prepayments of the Term Loans (including those credited against mandatory prepayments from Excess Cash Flow) shall be applied as directed by the Borrower.

Mandatory Prepayments:	Mandatory prepayments of Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including proceeds from the sale of any equity interests of any subsidiary and casualty insurance and condemnation proceeds) by the Borrower and its subsidiaries (subject to exceptions and reinvestment rights to be agreed, including exceptions for certain scheduled dispositions in amounts to be mutually agreed);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its subsidiaries (other than certain indebtedness permitted by the Credit Facilities); and

(c) 50% (with stepdowns to 25% and 0% based on maintenance of a Leverage Ratio (as defined below) to be agreed) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed) of the Borrower and its subsidiaries, beginning on a payment date that is at least 18 months after the Closing Date, commencing with annual Excess Cash Flow in respect of the fiscal year ending December 31, 2012; provided that any voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by corresponding commitment reductions) during a fiscal year, other than prepayments funded with the proceeds of indebtedness, shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

All mandatory prepayments of Term Loans will be applied on a pro rata basis to outstanding tranches of Term Loans (including Incremental Term Loans) and, within each tranche of Term Loans, will be applied first to scheduled installments thereof occurring within the next eight fiscal quarters following such prepayment, in direct order of maturity, and second, ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Collateral:	Subject to exclusions and limitations to be agreed and subject to the Limited Conditionality Provision, the obligations of the Borrower and of each of the Guarantors in respect of the Credit Facilities and any swap agreements and cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of the capital stock of each existing and subsequently acquired or organized subsidiary of the Borrower (which pledge, in the case of stock of any first tier foreign subsidiary, shall not include more than 66 2/3% of the voting stock of such foreign subsidiary and shall include 100% of the non-voting stock of such foreign subsidiary). Notwithstanding the foregoing, if the Tender Offer is consummated prior to the Merger Date, the shares of common stock of the Target acquired in the Tender Offer will be pledged, but the shares of capital stock of the subsidiaries of the Target will not be pledged until the Target and its domestic subsidiaries become Guarantors upon consummation of the Merger.

The Collateral shall exclude the following:

(a)    pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti assignment clauses; and

(b)    those assets as to which the Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

To the extent, but only to the extent, required by the terms of the indenture relating thereto, the Borrower’s obligations in respect of its Notes due 2020 in the current amount of approximately $5,000,000 will be secured on a pari passu basis by certain Collateral.

Notwithstanding the foregoing, the security over the Collateral shall be released if (a) the
Borrower achieves a corporate credit rating of at least BBB- from S&P with a stable or better outlook or (b) in the event that the Borrower obtains ratings from each of S&P and Moody’s, either (x) the Borrower achieves a corporate credit rating of at least BBB- from S&P and a corporate family rating of at least Ba1 from Moody’s or (y) the Borrower achieves a corporate credit rating of at least BB+ from S&P and a corporate family rating of at least Baa3 from
Moody’s.

Initial Conditions:	The availability of the Credit Facilities on the Closing Date will be subject only to (a) the conditions precedent set forth in the Commitment Letter and in Exhibit C and (b) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the definitive documentation for the Credit Facilities (subject to the Limited Conditionality Provision referred to in the Commitment Letter).

On-Going Conditions:	After the Closing Date, the making of each Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the definitive documentation for the Credit Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

Credit Documentation:	The definitive documentation for the Credit Facilities (the “Credit Documentation”) shall contain those terms and conditions usual for facilities and transactions of this type (subject to the Limited Conditionality Provision referred to in the Commitment Letter) as may be reasonably agreed by the Borrower and the Lead Arrangers. The Borrower and the Administrative Agent will negotiate in good faith to finalize the Credit Documentation as promptly as reasonably practicable after the acceptance of this Commitment Letter.

Financial Covenants:	Limited to:

(a)    A maximum total leverage ratio (the “Leverage Ratio”), defined as the ratio of Total Indebtedness to EBITDA (to be defined in a manner to be agreed and consistent with the definition of such terms in the Borrower’s existing bank credit agreement, provided that Total Indebtedness will reflect the deduction of the amount of the Borrower’s unrestricted cash and cash equivalents in excess of a floor amount and subject to a cap to be agreed).

(b) A minimum interest coverage ratio (the “Interest Coverage Ratio”), defined as the ratio, for any period of four consecutive fiscal quarters, of EBITDA to Consolidated Cash Interest Expense (to be defined in a manner to be agreed and consistent with the definition of such term in the Borrower’s existing bank credit agreement).

The financial covenants will not apply until the last day of the first fiscal quarter ending at least 45 days after the Closing Date.

The levels for the financial covenants shall be set at an approximate 25% cushion above or below, as the case may be, the levels set forth in the Projections.

Representations and Warranties:	Usual for facilities and transactions of this type (to be applicable to the Borrower and its subsidiaries), including, without limitation, organization and power; authorization and enforceability; accuracy of financial statements; no material adverse change; subsidiaries and joint ventures; absence of material litigation, no violation of or conflicts with applicable law, agreements or instruments; compliance with laws and regulations (including but not limited to ERISA, margin regulations and environmental laws and regulations); payment of taxes; ownership of properties and possession under leases; intellectual property; inapplicability of the Investment Company Act; compliance with FCPA and OFAC laws and regulations; PATRIOT Act information; solvency; effectiveness of regulatory, governmental and third-party approvals; labor matters; environmental matters; accuracy of information; insurance coverage; and validity, priority and perfection of security interests in the Collateral, all with customary materiality qualifiers, exceptions and limitations to be mutually agreed upon.

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to the Borrower and its subsidiaries), including, without limitation, maintenance of corporate existence and material rights; performance of obligations; delivery (unless available on EDGAR) of audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, in each case for the Borrower and its subsidiaries, and other financial information and other information, if any, required under the PATRIOT Act; delivery of periodic certifications and updates regarding the Collateral and Guarantees; delivery of notices of default, material litigation, material adverse change, ratings changes and other matters; maintenance of properties in good working order; maintenance of reasonably satisfactory insurance; compliance with applicable laws; including environmental laws, maintenance of books and records; rights of Lenders to inspect books and properties; maintenance of a rating of the Credit Facilities by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) and, if at

any time obtained, a rating of the Credit Facilities by Moody’s Investors Service, Inc.
(“Moody’s”); further assurances with respect to Guarantees, security interests and Collateral;
and payment of taxes, all with customary materiality qualifiers, exceptions and limitations to be mutually agreed upon.

If the Merger is not consummated on the Closing Date, the Borrower will be obligated to use commercially reasonable efforts to consummate the Merger as soon as practicable thereafter.

Negative Covenants:	Usual for facilities and transactions of this type (to be applicable to the Borrower and its subsidiaries), including, without limitation, limitations on dividends or other distributions on capital stock; limitations on redemptions and repurchases of capital stock; prohibition on prepayments, redemptions and repurchases of certain junior debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on indebtedness, preferred stock of subsidiaries and hedging arrangements (which will permit the indebtedness under the Credit Facilities and other indebtedness to be mutually agreed upon); limitations on mergers, recapitalizations, acquisitions and asset sales; limitations on consolidations, liquidations and dissolutions; limitations on transactions with affiliates; limitations on restrictions on liens and other restrictive agreements; limitations on changes in business conducted; limitation on changes in the fiscal year; and limitations on amendments of certain material agreements, all with customary materiality qualifiers, exceptions and limitations to be mutually agreed upon.

The negative covenants will (i) provide for the ability to effect Permitted Acquisitions (to be defined) of entities that become Guarantors subject to pro forma compliance with covenants and other customary conditions, (ii) provide for baskets permitting investments in and acquisitions of foreign subsidiaries and for fair market value cash sales of intellectual property to foreign subsidiaries in maximum amounts and subject to ongoing license agreements to be agreed, and (iii) permit dividends and distributions on, and repurchases of, the Borrower’s capital stock in aggregate cumulative amounts not in excess of $50,000,000 plus that portion of Excess Cash Flow in respect of fiscal years ending on and after December 31, 2012, not required to be applied to the prepayment of Term Loans.

Events of Default:	Usual for facilities and transactions of this type, including nonpayment of principal, interest, fees or other amounts; violation of covenants; material inaccuracy of representations and warranties; cross default and cross acceleration to other material indebtedness; bankruptcy; material unsatisfied judgments the enforcement of which have not been stayed;

ERISA; actual or asserted invalidity of security documents or Guarantees; and Change in
Control (to be defined), all subject to grace periods, thresholds and materiality qualifiers to be mutually agreed upon.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases or non pro rata reductions in the amount or extensions of the expiry date of any Lender’s commitment, (iv) reductions of principal, interest or fees (provided that waiver of a default or amendment of a financial definition shall not constitute a reduction of interest for this purpose), and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the Collateral and (iii) releases of all or substantially all of the Guarantors. In addition, the Credit Documentation will provide that the Revolving Facility may be amended with the approval of a majority in interest of the Lenders under the Revolving Facility (and without the consent of other Lenders) to incorporate borrowing options in Sterling and Euro.

The Credit Documentation shall contain customary provisions permitting an extension or refinancing under the Credit Documentation of the Revolving Facility and the Term Loan Facility and customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments (other than to a natural person) with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) any Issuing Lender with significant exposure, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Loan Facility) and

$5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the
Borrower and the Administrative Agent. Any required consent of the Borrower shall be deemed given unless explicitly withheld within 10 business days. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.
The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the section entitled “Voting” in this Exhibit B with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

The Credit Documentation will contain a provision that the Borrower requests Revolving Facility Lenders to consult with it prior to entering into assignments, but no Lender will have an obligation to do so.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in requirements of law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Credit Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Borrower providing cash collateral to support, Swingline Loans or Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to termination or assignment of the Revolving Commitments or Loans of such Lenders).

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and JPMorgan associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single counsel plus local counsel as necessary) and (b) all reasonable out-of-pocket expenses of the Administrative Agent (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Borrower will indemnify the Administrative Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders and their affiliates and their affiliates’ directors, officers, employees, agents, advisors, representatives and controlling persons, for, and hold them harmless from and against, all losses, claims, damages, liabilities and expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim, litigation, investigation or other proceeding (whether or not any such indemnified person is a party thereto and regardless of whether any of the foregoing is brought by the Borrower or by a third party) relating to, based upon or resulting from the Transactions, the Credit Facilities or any transaction contemplated thereby; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such costs, expenses and liabilities are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person (or its related parties).

Governing Law and Exclusive Forum:	New York.

Counsel to the Administrative
Agent and the Commitment Parties:	Cravath, Swaine & Moore LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rates:	Loans outstanding under the Credit Facilities will bear interest, at the option of the Borrower, with respect to loans made under the Term Loan Facility and the Revolving Facility, initially at the Eurodollar Rate plus 2.00% or ABR plus 1.00%.

Following delivery by the Borrower to the Lenders of financial statements for the first fiscal quarter ending after the Closing Date, the interest rate margins applicable to the Facilities will be determined by reference to the leverage-based pricing grid set forth below (the “Pricing Grid”).

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable on any day for an interest period of one month plus 1.00%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (or, if agreed to by all Lenders, nine or twelve months) (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to (i) initially, 0.375% and (ii) following delivery by the Borrower to the Lenders of financial statements for the first fiscal quarter ending after the Closing Date, a rate determined by reference to the Pricing Grid, on the daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the interest rate spread then in effect with respect to Eurodollar Loans under the Revolving Facility. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the Credit Facilities, after giving effect to any applicable grace period, all outstanding amounts under the Credit Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Delayed Draw Ticking Fee:	0.375% per month on the aggregate amount of undrawn loans under the Term Loan Facility from the Closing Date to the earlier of (i) the date that is 90 days after the Closing Date and (ii) if earlier, the Merger Date, payable on the earlier of the Merger Date and the date 90 days after the Closing Date, if applicable.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of interest on ABR Loans which is then based on the Prime Rate) for actual days elapsed.

Pricing Grid

Leverage Ratio	Eurodollar Rate	ABR	Commitment Fee Rate
≥ 3.5x	2.50%	1.50%	0.500%
< 3.5x and ≥ 3.0x	2.25%	1.25%	0.500%
< 3.0x and ≥ 2.5x	2.00%	1.00%	0.375%
< 2.5x and ≥ 2.0x	1.75%	0.75%	0.375%
< 2.0x and ≥ 1.5x	1.50%	0.50%	0.300%
< 1.5x	1.25%	0.25%	0.250%

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EXHIBIT C

PROJECT RANGER

$1,400,000,000 Senior Secured Credit Facilities

Summary of Additional Conditions Precedent

The availability of the Credit Facilities shall be subject to the satisfaction of the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1. On or prior to the Closing Date, the Tender Offer shall have been consummated in accordance with the terms of the Purchase Agreement (including without limitation satisfaction of the conditions to the consummation of the Tender Offer set forth in Exhibit A to the Purchase Agreement) and applicable law. No provision of the Purchase Agreement and no condition to the Merger (if effected on the Closing Date) or the Tender Offer, as applicable, shall have been amended or waived, and no consent shall have been given thereunder, in any manner that is materially adverse to the interests of the Commitment Parties or the Lenders without the prior written consent of the Commitment Parties. Without limiting the foregoing, all materials initially required to be filed by the Borrower, the Target or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in order for the Acquisition to be lawfully consummated and to commence the waiting period under the HSR Act shall have been filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice not later than the fifth business day after the date of the Commitment Letter.

2. The Borrower shall acquire in the Tender Offer a majority of the then outstanding shares of common stock of the Target on a fully-diluted basis, excluding any shares tendered in the Tender Offer under guaranteed delivery arrangements, and at least a sufficient number of shares of common stock such that, under applicable law, the Borrower can approve the Merger without the consent of any other shareholder of the Target.

3. Each party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Commitment Parties shall have received:

a.	customary closing certificates and legal opinions; and

b.	a solvency certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Commitment Parties, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

4. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries (including the Target) shall have any material indebtedness for borrowed money other than the Credit Facilities and capital leases and purchase money indebtedness generally consistent with such indebtedness as in effect on the date of the Commitment Letter; provided that, notwithstanding the foregoing, the existing bank credit facility of the Target may remain outstanding after the Closing Date, but not later than the Merger Date, if waivers of change of control defaults or other arrangements satisfactory to the Administrative Agent are in place on the Closing Date. Without limiting the foregoing, the existing bank credit facilities of the Borrower and (except as otherwise provided above) the Target shall have been terminated, all outstanding amounts and accrued and unpaid fees or other amounts owing thereunder shall have been paid, and all liens and security interests securing any obligations thereunder shall have been released.

5. The Commitment Parties shall have received complete and correct copies of the definitive Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto), and such definitive documentation shall be reasonably acceptable to the Commitment Parties (it being agreed that the draft of the Purchase Agreement dated July 11, 2011 (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto), as furnished to the Commitment Parties, is acceptable to the Commitment Parties).

6. There shall not have occurred following the execution of the Purchase Agreement any state of facts, condition, change, development or event with respect to the Target which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. For purposes hereof, “Target Material Adverse Effect” means (x) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Target and its subsidiaries, taken as a whole, or (y) an effect that prevents, materially impedes or materially delays the Target from consummating the transactions contemplated by the Purchase Agreement; provided, however, that none of the following shall be deemed, either alone or in combination to constitute, a Target Material Adverse Effect pursuant to clause (x) above: (A) changes or conditions generally affecting the economy or financial or capital markets or generally affecting the payment systems industry, in the United States or elsewhere in the world, except to the extent such changes or conditions disproportionately affect the Target and its subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses, (B) war, acts of terrorism, national or international calamity or other similar event, (C) changes in applicable Law or GAAP, or the interpretation thereof by any Governmental Entity, except to the extent such changes disproportionately affect the Target and its subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses, (D) the announcement or pendency of the Purchase Agreement or the transactions contemplated thereby, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Target resulting from such announcement, (E) the taking of any actions contemplated by the Purchase Agreement or requested by the Borrower or the failure to take actions prohibited by the Purchase Agreement, (F) fees or expenses incurred in connection with the transactions contemplated by the Purchase Agreement, or (G) failure, in and of itself, by the Target to meet analysts’ or internal projections or a change in the Target’s stock price or trading value (it being understood that the underlying causes of any such failure shall not be excluded by this clause (G)).

7. The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

8. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its subsidiaries and the Target and its subsidiaries, in each case for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its subsidiaries and the Target and its subsidiaries, in each case for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

9. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries (including the Target) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after

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giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

10. The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11. All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities.

12. All documents required to create and perfect the Administrative Agent’s first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral under the Credit Facilities shall have been taken (subject to the Limited Conditionality Provision).

13. On the Closing Date, the Commitment Parties shall have received a certificate from the chief financial officer of the Borrower certifying, and including calculations in reasonable detail demonstrating, that the Borrower and its subsidiaries (including the Target and its subsidiaries), on a consolidated pro forma basis giving effect to the Transactions, are in compliance with the Leverage Ratio financial covenant as of the Closing Date (calculated on the basis of pro forma EBITDA for the period of four consecutive fiscal quarters most recently ended at least 45 days prior to the Closing Date). In the event the Merger does not take place on the Closing Date, such calculation shall be based on the assumptions that the Merger had occurred on the Closing Date, that all the Term Loans have been drawn and that Revolving Loans have been drawn in such additional amount as would have been required to consummate the Merger on the Closing Date.

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